Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2009 FIRST QUARTER RESULTS

White Plains, New York – May 4, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported its operating results for the first quarter ended March 31, 2009.

For the 2009 first quarter, Drew reported a net loss of $36.7 million, or $1.70 per diluted share, which included a non-cash impairment charge of $29.4 million, net of taxes, or $1.36 per diluted share. The Company previously reported that it expected to record this impairment charge in the first quarter of 2009.

Excluding the impairment charge, the net loss for the 2009 first quarter was $7.3 million, or $0.34 per diluted share, compared to net income of $9.1 million, or $0.41 per diluted share in the first quarter of 2008. Drew attributes this first quarter 2009 loss to the severe recession and tight credit markets, which resulted in sharp declines in the RV and manufactured housing industries.

In the 2009 first quarter, the Company also incurred $4.9 million of extra pre-tax expenses, which reduced after-tax results by $3.0 million, or $0.14 per diluted share. These extra expenses were due to the unprecedented conditions in the RV and manufactured housing industries, and included increased bad debts, obsolete inventory and tooling, as well as costs related to plant consolidations and staff reductions.

First quarter results were further reduced by approximately $0.02 per diluted share due to higher material costs flowing through cost of sales. Excluding the non-cash goodwill impairment charge, extra expenses and higher material costs, the net loss for the quarter would have been approximately $0.18 per diluted share.

Net sales in the first quarter of 2009 declined 55 percent to $71 million, from net sales of $159 million in last year’s first quarter. This decline in net sales resulted primarily from a 61 percent drop in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, and a 46 percent decrease in industry-wide production of manufactured homes.

“RV and manufactured housing sales are particularly dependant on the availability of credit for dealers and consumers, and credit has remained difficult to obtain throughout the last eight months,” said Fred Zinn, Drew’s President and CEO. “When loans to dealers and consumers become more readily available, we expect that both the RV and manufactured housing industries will benefit substantially.”

Exhibit 99.1

In recent weeks, the RV industry has experienced some seasonal increase in demand, although the Company cannot predict whether this increased demand will continue, as it is still very difficult for dealers and consumers to obtain financing. Historically, the RV and manufactured housing industries have been seasonal, with the first and fourth quarters normally the weakest, and second and third quarter results traditionally stronger.

During the first quarter of 2009, the Company generated solid cash flow, increasing cash by $6 million, to more than $14 million, and reducing total debt by more than $2 million, to $6 million.

“This was accomplished by reducing inventory by $19 million during the quarter which more than offset the seasonal increase in accounts receivable,” said Zinn. “We expect our strong cash flow to continue over the next several quarters, as we further reduce inventory levels by $15 million to $20 million in addition to the $19 million we reduced in the first quarter.”

The Company also continued to reduce expenses through facility consolidations, staff reductions, and synergies between its subsidiaries, Lippert Components and Kinro. These and earlier cost reduction measures benefitted first quarter 2009 results by $2 million compared to the same period in 2008, and are expected to benefit full year 2009 results by nearly $9 million. “Our continuing efforts have enabled us to significantly reduce our breakeven sales level and reduce inventories, while maintaining our traditional high level of customer service,” said Jason Lippert, President and CEO of Lippert Components and Kinro.

“Operating management has done an outstanding job in dealing with the unprecedented weakness in our markets,” said Zinn. “In order to bring our capacity in line with current demand, we have been forced to make significant staff cuts, and I know this has been very difficult for everyone involved.”

“On the bright side, we continue to provide jobs for about 2,000 dedicated employees. And because of our strong balance sheet and cash flow, we have the resources to aggressively pursue opportunities for further market share growth and new products, helping to ensure that our business can thrive and grow rapidly once industry conditions begin to improve.”

“We are extremely encouraged by our market share gains in several of our recently-introduced products, in particular, our suspension products, jack stabilizers and RV entry doors,” said Jason Lippert. “The enhancements we have made to our unique entry door give us a great shot at gaining even more RV market share, and give us the opportunity to bring our entry door to other markets. We have several other exciting new products in development, and we will take every prudent step to ensure that we increase our opportunity for growth, while continuing to improve our production efficiencies.”

Exhibit 99.1

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
●Towable RV steel chassis	●Aluminum windows
●Towable RV axles and suspension solutions	●Chassis components
●Slide-out mechanisms and solutions	●Furniture and mattresses
●Thermoformed products	●Entry and baggage doors
●Toy hauler ramp doors	●Entry steps
●Manual, electric and hydraulic stabilizer and lifting systems	●Other towable accessories

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

More than 90 percent of the Company’s RV Segment net sales are components for travel trailer and fifth-wheel RVs, with the balance comprised of components for motorhomes, and specialty trailers. The RV Segment represented 74 percent of consolidated net sales in the 2009 first quarter.

Drew’s RV Segment reported net sales of $52 million in the 2009 first quarter, a decrease of 58 percent from net sales of $124 million reported in the comparable period in 2008. Excluding sales price changes and acquisitions, the “organic” decline in RV Segment sales was 65 percent, due to the sharp decline in industry shipments.

During the quarter, industry-wide wholesale shipments of travel trailers and fifth-wheel RVs declined 61 percent, although trends improved slightly during the latter part of the quarter, with March wholesale shipments down 55 percent compared to last March. Fifth-wheel RVs, which typically contain more of the Company’s products, declined 67% during the first quarter of 2009. In addition, many of the towable RVs produced by the industry over the last several months have included fewer of the features and options ordinarily provided by the Company. Industry-wide wholesale shipments of motorhomes, components for which represent 3 percent of Drew’s RV segment sales, were down 78 percent in the first quarter of 2008.

In the first quarter of 2009 Drew’s RV Segment reported an operating loss of $4.7 million, which included $2.9 million of extra expenses related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling. Excluding these extra expenses, the Company’s RV Segment had an operating loss of $1.8 million in the first quarter of 2009, a decrease of $16.1 million from the segment operating profit of $14.3 million in the same period last year.

“This $16.1 million adjusted decline in RV Segment operating results was 20 percent of the ‘organic’ decline in net sales,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “This was consistent with what we would typically expect, as increases in labor and material costs as a percent of sales were offset by fixed cost reductions.”

Exhibit 99.1
“In addition, we would typically reduce our incentive compensation expense by about 20% of the decline in RV Segment operating results, but this quarter we could not reduce incentive compensation by that full 20 percent of the decline in operating results since we could not record a ‘negative’ incentive compensation expense on the RV Segment operating loss. The Company will record this additional benefit later this year if the RV Segment is profitable for the balance of 2009.”

“Through acquisitions, new product introductions and our position as an increasingly important supplier to leading RV manufacturers, we increased our product content for travel trailers and fifth-wheel RVs to $1,943 per unit for the last 12 months, compared to $1,760 per unit in the prior 12 month period,” said Jason Lippert.

“We are very pleased with these market share gains, as well as the opportunities we see for our new, patent-pending Tow-N-Stow,” said Jason Lippert. “Weather-proof and lockable, Tow-N-Stow converts in minutes from a versatile trailer, which can be towed by fuel-efficient cars rather than trucks or SUVs, to an attractive upright storage shed. We are introducing the Tow-N-Stow this week at the National Hardware Show in Las Vegas.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry.

Drew reported first quarter 2009 net sales of $19 million for its MH Segment, or 26 percent of consolidated net sales. This represented a 47 percent decline from the $35 million in net sales reported in the comparable period in 2008. Industry-wide production of manufactured homes declined 46 percent for the quarter.

Because of the industry-wide production declines, Drew’s manufactured housing segment reported an operating loss of $2.0 million, including $0.6 million of extra expenses related to plant consolidations, staff reductions and obsolete inventory. Excluding these extra expenses, the Company’s MH Segment had an operating loss of $1.4 million in the first quarter of 2009, a decrease of $3.9 million from the segment operating profit of $2.5 million in the same period last year.

This adjusted decrease in segment operating results was about 22 percent of the “organic” sales decline, which is consistent with what the Company would typically expect. As in the RV Segment, the Company could not record the full benefit of a reduction in incentive compensation expense since it could not record a “negative” incentive compensation expense on the segment operating loss. The Company will record this additional benefit later this year if the MH Segment is profitable for the balance of 2009.

“Beginning in late 2008, the Federal Emergency Management Administration (FEMA) began to purchase emergency shelters for future use, including manufactured homes and park model units,” said Jason Lippert. “In the first quarter of 2009, we sold over $1 million of components for these units, and in the second and third quarters of 2009, we expect an additional $3 million to $4 million of aggregate sales for FEMA-related units.

Because of our extensive product lines and outstanding product quality, we have been awarded orders for a wide-array of components for the FEMA-related homes, including chassis, windows, entry doors, bath products, furniture and mattresses.”

Exhibit 99.1

Balance Sheet and Other Items
The Company reported that accounts receivable increased by $9 million during the first quarter due to the seasonal sales increase in March. Accounts receivable, other than the balances specifically reserved, remain current, with only 20 days sales outstanding at the end of the quarter. “While we are disappointed with the $0.6 million of bad debt expenses this quarter that resulted from the bankruptcy filings of several customers, in addition to the bad debt expenses recorded in 2008, our credit team did a remarkable job of minimizing our losses,” added Giordano. “While we must be prudent in our credit policies, we still make every effort to work with our customers.”

In connection with the non-cash goodwill impairment charge, the Company recorded deferred tax assets of nearly $16 million, of which $15 million was recorded as long-term in Other Assets. These deferred tax assets will result in future tax savings because the Company will continue to deduct the amortization of goodwill for tax purposes.

Capital expenditures were only $0.5 million this quarter, and are anticipated to aggregate approximately $4 million for the full year. Depreciation and amortization was $5.1 million in the 2009 first quarter, including $0.8 million of extra expenses related to tooling as noted above, and are expected to aggregate $17 million to $18 million in 2009.

In addition, non-cash stock-based compensation was $1.4 million in the first quarter of 2009, and is expected to be nearly $4 million for the full year.

“We continue to be in compliance with all of our debt covenants,” said Giordano. “Under our line of credit and shelf-loan facilities our maximum borrowings are limited to 1.25 times our trailing twelve month EBITDA, but due to our current cash position, and the cash we expect to generate over the balance of 2009, we do not anticipate that this restriction will affect the Company.”

Recent Developments
Drew reported that net sales in April 2009 were down approximately 45 percent year-over-year. This is an improvement over the 55 percent net sales decline in the 2009 first quarter, and April 2009 net sales were about 19 percent higher than March 2009 sales.

“While it’s too soon to know whether this sequential improvement in sales will continue, it is encouraging that our reduced number of facilities are producing more and our employees are working more consistent hours,” said Jason Lippert. “RV dealers have been consistently reducing their inventories over the last nine months. Therefore, once credit becomes more readily available to dealers and consumers, and retail demand improves, we expect that dealers will have to replenish their inventories, which should significantly boost wholesale production.”

Exhibit 99.1

“Our immediate priorities are to maintain a solid balance sheet and to be as efficient and cost-conscious as possible, said Zinn. However, if exceptional opportunities for product line expansion arise during the current economic challenges, our strong balance sheet and solid cash flow will allow us to move quickly.”

“We continue to believe our long-term strategy of market share growth, new product introductions, acquisitions and operational efficiencies will yield positive results. Though we face short-term challenges now, we remain confident in our long-term strategy, as well as in the outstanding ability of our highly experienced operating management.”

Conference Call
Drew will provide an online, real-time webcast of its first quarter 2009 earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, May 5, 2009 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 16863551. A replay of the webcast will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 28 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters.  Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2008, and in our subsequent Form 10-Qs filed with the SEC.

Exhibit 99.1

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to the matters identified in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, continuing sales decline in the RV and manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may continue to affect the retail sale of recreational vehicles and manufactured homes.

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Exhibit 99.1

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Three Months Ended
	March 31,		Last Twelve
(In thousands, except per share amounts)	2009	2008	Months

Net sales	$71,019	$159,148	$422,377
Cost of sales	65,193	122,569	345,624
Gross profit	5,826	36,579	76,753
Selling, general and administrative expenses	17,250	22,248	75,131
Goodwill impairment	45,040	-	50,527
Executive retirement	-	-	2,667
Other (income)	(200)	(646)	(229)
Operating (loss) profit	(56,264)	14,977	(51,343)
Interest expense, net	200	82	995
(Loss) income before income taxes	(56,464)	14,895	(52,338)
(Benefit) provision for income taxes	(19,762)	5,790	(18,209)
Net (loss) income	$(36,702)	$9,105	$(34,129)

Net (loss) income per common share:
Basic	$(1.70)	$0.41	$(1.57)
Diluted	$(1.70)	$0.41	$(1.57)

Weighted average common shares outstanding:
Basic	21,643	22,014	21,715
Diluted	21,643	22,179	21,783

Depreciation and amortization	$5,070	$4,087	$18,061
Capital expenditures	$530	$1,201	$3,528

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2009	2008

Net sales:
RV Segment	$52,280	$123,955
MH Segment	18,739	35,193
Total net sales	$71,019	$159,148

Operating (loss) profit:
RV Segment	$(4,662)	$14,254
MH Segment	(2,023)	2,510
Total segment operating (loss) profit	(6,685)	16,764
Amortization of intangibles	(1,389)	(1,053)
Corporate	(1,530)	(1,950)
Goodwill impairment	(45,040)	-
Other items	(1,620)	1,216
Total operating (loss) profit	$(56,264)	$14,977

Exhibit 99.1

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	March 31,		December 31,
(In thousands, except ratios)	2009	2008	2008

Current assets
Cash and cash equivalents	$14,326	$50,414	$8,692
Accounts receivable, trade, less allowances	17,141	33,739	7,913
Inventories	75,098	87,198	93,934
Prepaid expenses and other current assets	18,470	11,061	16,556
Total current assets	125,035	182,412	127,095
Fixed assets, net	86,813	96,625	88,731
Goodwill	-	39,591	44,113
Other intangible assets	41,430	31,577	42,787
Other assets	21,324	11,786	8,632
Total assets	$274,602	$361,991	$311,358

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$4,602	$8,750	$5,833
Accounts payable, accrued expenses and other current liabilities	37,249	70,174	36,884
Total current liabilities	41,851	78,924	42,717
Long-term indebtedness	1,825	15,600	2,850
Other long-term obligations	7,387	5,896	6,913
Total liabilities	51,063	100,420	52,480
Total stockholders’ equity	223,539	261,571	258,878
Total liabilities and stockholders’ equity	$274,602	$361,991	$311,358

Current ratio	3.0	2.3	3.0
Total indebtedness to stockholders’ equity	0.0	0.1	0.0

Exhibit 99.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(36,702)	$9,105
Adjustments to reconcile net (loss) income to cash flows provided by (used for) operating activities:
Depreciation and amortization	5,070	4,087
Deferred taxes	(15,660)	-
Loss (gain) on disposal of fixed assets, net	584	(1,040)
Stock-based compensation expense	1,363	945
Goodwill impairment	45,040	-
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(9,228)	(17,999)
Inventories	18,836	(10,919)
Prepaid expenses and other assets	(847)	639
Accounts payable, accrued expenses and other liabilities	(82)	9,069
Net cash flows provided by (used for) operating activities	8,374	(6,113)

Cash flows from investing activities:
Capital expenditures	(530)	(1,201)
Acquisition of businesses	-	(44)
Proceeds from sales of fixed assets	65	4,416
Other investments	(2)	(6)
Net cash flows (used for) provided by investing activities	(467)	3,165

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	5,775	-
Repayments under line of credit and other borrowings	(8,031)	(2,912)
Exercise of stock options	-	61
Other financing activities	(17)	-
Net cash flows used for financing activities	(2,273)	(2,851)

Net increase (decrease) in cash	5,634	(5,799)
Cash and cash equivalents at beginning of period	8,692	56,213
Cash and cash equivalents at end of period	$14,326	$50,414